UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported)
April 2, 2008
ECOLOGY COATINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-91436	26-0014658

(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

35980 Woodward Avenue, Suite 200
Bloomfield Hills, MI 48304

(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (248) 723-2223
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Scientific Advisory Board Agreement
On April 2, 2008 (the “Acceptance Date”), the Company entered into an agreement with Dr. Robert Matheson, the Technical Manager for DuPont™ Tyvek (“Matheson”), to act as the Chairman of the Company’s Scientific Advisory Board (the “Advisory Board Agreement”). The Scientific Advisory Board (“SAB”) of the Company is an informal entity which acts solely in a consultative capacity with no specific authority to bind the Company. A copy of the Advisory Board Agreement is attached as Exhibit 10.37 hereto.
In his capacity as Chairman of the SAB, Matheson is charged with managing its affairs. Expected duties may include, without limitation; making recommendations to the Company as to potential additions to the SAB; upon the request of the Board of Directors or the officers of the Company, speaking and/or corresponding with various third parties with regards to the Company and its technology, and; upon request of the Board of Directors, participating by telephone in Board of Directors’ meeting and/or meetings of shareholders.
As consideration for his service, the Company issued Matheson options to purchase 100,000 shares of the Company’s common stock (the “Options”). The Options are exercisable as follows: 25% as of the Acceptance Date; 50% as of six (6) months from the Acceptance Date; 75% as of twelve (12) months from the Acceptance Date, and 100% as of eighteen (18) months from the Acceptance Date. The Options carry an exercise price equal to $2.05.
The term of the Advisory Board Agreement is indefinite and may be cancelled by either the Company or Matheson upon five (5) days written notice to the other party. For each successive year of service Matheson provides to the Company, he shall be issued options to purchase 10,000 shares of the Company’s common stock.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits.
The following exhibits are filed herewith:

Exhibit
Number	Description

10.37	Scientific Advisory Board Agreement with Dr. Robert Matheson

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLOGY COATINGS, INC.
DATE: April 3, 2008
	By:	/s/ Adam S. Tracy
Adam S. Tracy
Vice President, General Counsel and Secretary

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